Exhibit 99.1

Cephalon Completes Acquisition of Swiss Pharmaceutical Company Mepha

Acquisition Diversifies Global Pharmaceutical Business and Expands Presence
in Western and Central Europe, Africa,  and Middle East Territories

FRAZER, PA-USA, Aesch-Switzerland and Maisons-Alfort - France — April 9, 2010 -- Cephalon, Inc. (Nasdaq: CEPH) announced that it has today completed its previously announced acquisition of Mepha, the Swiss-based pharmaceutical company. As a result of the acquisition, Mepha is now a wholly-owned subsidiary of Cephalon. The purchase price paid at closing, inclusive of certain closing adjustments, was CHF 662.4 million (or approximately US$615.4 million).  The purchase price is also subject to further post-closing working capital and net debt adjustments.

“We are proud to include Mepha as part of the Cephalon family.  Mepha has a strong reputation for high quality products and services that deliver value to patients and healthcare professionals,” said Frank Baldino, Jr., Ph.D., Chairman and CEO of Cephalon. “This acquisition expands our presence in Europe, and we believe Mepha will contribute to our long-term growth.”

Alain Aragues Executive Vice President and President of Cephalon Europe said, “We are pleased to add Mepha’s experience and expertise, which are critical to our successful development of a balanced business mix in Europe, Middle East and Africa.  Cephalon intends to leverage Mepha’s brand recognition as the number one generics company in Switzerland and a prominent generic pharmaceutical company in many other markets.”

About Mepha

Founded in 1949, Mepha is a Swiss-based innovative pharmaceutical company developing, manufacturing and marketing branded and non-branded generic products in more than 50 countries.  Mepha manufactures many of its products in Aesch/Basel — Switzerland, to a high Swiss-quality standard.  Mepha’s R & D organization has developed improved branded generics either through new formulations or using drug delivery technologies, providing additional benefits for healthcare professionals and patients.  Furthermore, Mepha is actively involved in researching malaria treatments for adults and children.

Mepha is the leading company in the Swiss generic market, with more than 120 products and it brings unique services to healthcare professionals and patients.  Mepha has subsidiaries in Portugal and the Baltic States.  Through partnerships, Mepha markets its products in other European countries, in the Middle East, Africa, South and Central America.  For more information on Mepha, visit their website at www.mepha.com.

About Cephalon, Inc.

Cephalon is an international biopharmaceutical company dedicated to discovering, developing and bringing to market medications for difficult to treat and rare conditions.  Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients around the world in several therapeutic areas.  Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Operational subsidiaries are located in the United Kingdom, France, Germany, Italy,

Spain, the Netherlands (which covers the entire Benelux region), and Poland (which covers Eastern Europe and Scandinavia).  Cephalon Europe markets more than 30 products in 50 countries in four therapeutic areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: NUVIGIL® (armodafinil) Tablets [C-IV], TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), PROVIGIL® (modafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

***

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, future plans and prospects with respect to Mepha AG, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

# # #

Source: Cephalon, Inc.

Contacts:

US Media	European Media
Sheryl Williams	Marie-Dominique de La Salle
+1-610-738-6493	+ 33 (1) 49 81 82 48
swilliam@cephalon.com	mddelasalle@cephalon.fr

Investors
Robert (Chip) Merritt	Linda Pavy
+1-610-738-6376	Burson Marsteller
cmerritt@cephalon.com	+ 33 (6) 07 59 43 95
Linda@Pavy@bm.com